                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated August 15, 1997, and is by and between Rainbow Bridge Services, Inc., a Nevada corporation (the "Company") and American Custom Components, Inc., a California corporation ("ACC").

                                 R E C I T A L S

        WHEREAS, the shareholders of ACC ("Shareholders") own the shares of capital stock of ACC as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of ACC (the "ACC Shares");

        WHEREAS, the Company is a public company, whose common stock is listed on the Electronic Bulletin Board.

        WHEREAS, the Company desires to acquire all of the ACC Shares, and the Shareholders desire to exchange all of the ACC Shares for shares of voting common stock of the Company, in a transaction that qualifies under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.   EXCHANGE OF THE SHARES AND CONSIDERATION

        1.01. SHARES BEING EXCHANGED. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement the Shareholders shall assign, transfer and deliver to the Company all of the ACC Shares which they own.

        1.02. CONSIDERATION. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of ACC Shares to the Company, and the conversion of outstanding options of ACC, the Company shall at Closing issue to the Shareholders a number of shares of voting common stock of the Company, $.001 par value per share (the "Company Shares"), equal to the number of shares set forth opposite the Shareholder's name on Schedule 1 attached hereto, or a total of 7,200,000 Company Shares to the Shareholders, and shall issue options to purchase 1,300,000 shares to the person set forth in
Exhibit 2.02 (b).

        1.03. CLOSING. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Hand & Hand on or before August 20, 1997.

        1.04. DELIVERIES. Within 5 days of the execution and delivery of this Agreement, the parties are delivering the following documents:

                1.04(a). The items and documents set forth in Sections 1.01 and 1.02.

               1.04(b). The Company Shares described in Section 1.02

               1.04(c). The Company shall deliver the resignations of all of its current officers and directors, and a board resolution electing Inge Lundegaard, Martin T. Walk and Charles Rosenblum to the Board of Directors of the Company and Martin T. Walk as President and Inge Lundegaard as Chief Executive Officer, Chief Financial Officer and Secretary.

        1.05. FILINGS. Following with the Closing, the Company shall file the following documents:

               1.05(a). A Certificate of Amendment to the Articles of Incorporation of the Company with the Nevada Secretary of State changing the name of the Company to "American Custom Components, Inc." or a similar name.

 II.    REPRESENTATIONS AND WARRANTIES OF ACC

        ACC represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

        2.01. ORGANIZATION

               2.01(a). ACC is a corporation duly organized, validly existing and in good standing under the laws of the State of California; ACC has the corporate power and authority to carry on its business as presently conducted; and ACC is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

        2.02. CAPITALIZATION.

               2.02(a). The authorized capital stock and the issued and outstanding shares of ACC is 100,000 shares of common stock, of which 60,000 shares are outstanding. All of the issued and outstanding shares of ACC are duly authorized, validly issued, fully paid and nonassessable.

               2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of ACC.

        2.03. SUBSIDIARIES AND INVESTMENTS. ACC does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

        2.04. FINANCIAL STATEMENTS. The unaudited financial statements of ACC as of and for the period inception to March 31, 1997, including the unaudited balance sheet as of March 31, 1997 and the related unaudited statement of operations for the period then ended (the "Financial Statements") present fairly the financial position and results of operations of ACC, on a consistent basis. The financial records of ACC are of such a character and quality that an unqualified (except as to going concern) audit of the ACC Financial Statements may be performed within 75 days of the Closing.

        2.05. NO UNDISCLOSED LIABILITIES: Other than as described in Exhibit
2.05 attached hereto, ACC is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

        2.06. ABSENCE OF MATERIAL CHANGES. Since March 31, 1997, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

              2.06(a). any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of ACC, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

              2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of ACC, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by ACC relating to their authorized or issued capital stock; or

              2.06(c). any change or amendment to the Articles of Incorporation of ACC.

        2.07. LITIGATION. Except as set forth in Exhibit 2.07 attached hereto, there is no litigation, proceeding or investigation pending or threatened against ACC affecting any of its properties or assets against any officer, director, or stockholder of ACC that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of ACC or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

        2.08. TITLE TO ASSETS. ACC has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

        2.09. TRANSACTIONS WITH AFFILIATES. DIRECTORS AND SHAREHOLDERS. Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between ACC, and any officer, director, or stockholder of ACC, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

        2.10. NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of ACC, or any agreement, contract or instrument to which ACC is a party or by which it or any of its assets are bound.

        2.11. DISCLOSURE. To the actual knowledge of ACC, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of ACC in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        2.12. AUTHORITY. ACC has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of ACC and no other corporate proceedings on the part of ACC are necessary to authorize this Agreement and the transactions contemplated hereby.

        2.13 INTELLECTUAL PROPERTY RIGHTS. ACC owns or has valid right or license to use all patents, patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights (collectively referred to as "Intellectual Property Rights") which are necessary to operate its business as now operated and as now proposed to be operated. A brief description of such Intellectual Property Rights is set forth on Exhibit 2.13 attached hereto. ACC does not have any obligation to compensate any person, firm, corporation or other entity for the use of any such Intellectual Property Rights, nor has ACC granted to any person, firm, corporation or other entity any license or other rights to use in any manner, or waived its rights with respect to any Intellectual Property Rights of ACC.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to ACC as follows, as of the date of this Agreement and as of the Closing:

        3.01. ORGANIZATION.

               3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

               3.01(b). The copies of the Articles of Incorporation, of the Company, as certified by the Secretary of State of Nevada, and the Bylaws of the Company are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to ACC that have not also been delivered to ACC.

         3.02. CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 500,000 shares are outstanding, and 1,000,000 shares of preferred stock, none of which is outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Following the issuance of Company Shares set forth herein and a forward stock split described in Section 6.01, the capitalization of the Company shall be 8,000,000 shares of common stock and options to purchase 1,500,000 additional shares.

         3.03. SUBSIDIARIES AND INVESTMENTS. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

         3.04. AUTHORITY. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

         3.05. NO UNDISCLOSED LIABILITIES. Other than as described in Exhibit
3.05 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

         3.06. LITIGATION. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.07. TITLE TO ASSETS. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company s financial statements or on any Exhibits attached hereto.

         3.08. CONTRACTS AND UNDERTAKINGS Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         3.09. UNDERLYING DOCUMENTS. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to ACC and are complete and correct and include all amendments, supplements or modifications thereto.

         3.10. TRANSACTIONS WITH AFFILIATES, DIRECTORS AND SHAREHOLDERS. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

         3.11. NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         3.12. DISCLOSURE. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written, or oral statement furnished to ACC and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.13. LIABILITIES AT CLOSING. At Closing Company shall have no significant assets and no liabilities, and the outstanding note receivables from shareholders shall be forgiven.

         3.14. ABSENCE OF MATERIAL CHANGES. Since June 30, 1997, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

               3.14(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

               3.14(b). any redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by ACC relating to their authorized or issued capital stock.

               3.14(c). any amendment to the Articles of Incorporation of Company.

IV.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

        All representations, warranties and covenants of the Company and ACC contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.   CONDITIONS TO CLOSING

        5.01. CONDITIONS TO OBLIGATION OF ACC. The obligations of ACC under this Agreement shall be subject to each of the following conditions:

               5.01(a). The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

               5.01(b). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

               5.01(c). All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Company of the transactions contemplated by this Agreement shall have been obtained.

        5.02. CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company under this Agreement shall be subject to the following conditions:

               5.02(a). The representations and warranties of ACC herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; ACC shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

               5.02(b). No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

               5.02(c). All statutory requirements for the valid consummation by ACC of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by ACC of the transactions contemplated by this Agreement shall have been obtained.

VI.     CERTAIN AGREEMENTS

        6.01. REGISTRATION RIGHTS. The shares issuable upon exercise of the option to The Michelson Group shall be issuable pursuant to Section 701 of the Securities Act of 1933 and the Company shall file an S-8 Registration Statement within six months of the Closing covering such shares.

        6.02. FORWARD STOCK SPLIT. Immediately prior to Closing the Company shall effect a 1.3 for 1 forward stock split, resulting in approximately 800,000 Shares outstanding.

        6.03. REPORTING REQUIREMENTS. The Company will become a reporting issuer under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as soon as practicable. The Company shall file all reports required by Section 13 of the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission or to so maintain its books and records shall constitute a material breach of this Agreement.

VII.    MISCELLANEOUS

        7.01. FINDER'S FEES, INVESTMENT BANKING FEES. Neither ACC nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

        7.02. TAX TREATMENT. The transaction contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code. The Company and ACC acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

        7.03. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        7.04. PARTIES IN INTEREST. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

        7.05. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

        7.06. HEADINGS, ETC. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

        7.07. PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

        7.08. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        7.09. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California (excluding conflicts of laws principles) applicable to contracts to be performed in the State of California.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.



RAINBOW BRIDGE                                   AMERICAN CUSTOM
   SERVICES, INC.                                  COMPONENTS, INC.


By:    /s/ Mary Peterson                          By:  /s/ Martin T. Walk
       ---------------------                           --------------------
Name:  Mary Peterson                              Name: Martin T. Walk
Title: President                                  Title: President

                                   SCHEDULE 1

                             NUMBER OF SHARES               NUMBER OF
                                  OF ACC                     SHARES OF
                              COMMON STOCK                    COMPANY
NAMES OF                        OWNED AND                  COMMON STOCK
SHAREHOLDERS                 TO BE DELIVERED              TO BE RECEIVED
--------------               ---------------              --------------

Inge Lundegaard                   5,695                        5,695,000
Bill Harper                          90                           90,000
Frank Bower                          90                           90,000
Greg Bogart                         325                          325,000
Martin T. Walk                    1,000                        1,000,000

                               ACC EXHIBIT 2.02(B)


                              OPTIONS AND WARRANTS


      Charles Rosenblum has an option to purchase 5% of ACC for $.01 per share, with anti-dilution rights.

       The Michelson Group has an option to purchase 7% of ACC for $.01 per share, with anti-dilution rights.

       Michael Orton has an option to purchase 3% of ACC for $.01 per share, which option is assignable to Mr. Walk, with anti-dilution rights.

      Each of these person has agreed that their anti-dilution rights are only effective up to the first 10 million in outstanding shares, and the Company has agreed to fix the number of options converted into a number based on 10 million outstanding.

                              COMPANY EXHIBIT 3.08

                                    CONTRACTS


The company has a contract with Alpha Tech Stock Transfer, as transfer agent. The transfer agent is entitled to charge for services, such as file maintenance, mailings, copies of shareholder lists, etc.

                                ACC EXHIBIT 2.03





                                      None

                                ACC EXHIBIT 2.05

                             UNDISCLOSED LIABILITIES


                                      None

                                ACC EXHIBIT 2.07

                                   LITIGATION






                                      None

                                ACC EXHIBIT 2.08

                                 TITLE TO ASSETS






                                      None

                                ACC EXHIBIT 2.09

                             INTERESTED TRANSACTIONS






                                      None

                              COMPANY EXHIBIT 3.05

                             UNDISCLOSED LIABILITIES


                                      None

                              COMPANY EXHIBIT 3.10

                             INTERESTED TRANSACTIONS

                                LETTER OF INTENT


                This of Intent ("LOI") is dated August ____, 1997 between American Custom Components, a California corporation ("ACC") and Rainbow Bridge Services, Inc., a Nevada corporation (the "Company"), with respect to the acquisition of all of the outstanding shares of ACC by the Company (the "Acquisition").


                1. ACQUISITION The Company will acquire all of the outstanding shares of capital stock of ACC in exchange for a total of 7,500,000 shares of Company common stock. There are currently authorized 25,000,000 shares of Company Common Stock, of which approximately 800,000 shares of Common Stock will be outstanding after giving effect to a forward stock split. In addition, in connection with the Acquisition the Company shall issue 500,000 shares to Chuck Rosenbloom and will issue options to purchase 700,000 shares at $.01 per share to The Michelson Group.

                2. TERMS AND CONDITIONS OF THE ACQUISITION. The Acquisition is subject to the following terms and conditions:

                        a. ACC and Company shall have received all permits,
                authorizations, regulatory approvals and third party consents necessary, and all applicable legal requirements shall have been satisfied.

                        b. A definitive agreement satisfactory to ACC and
                Company shall be executed as soon as practicable, and shall contain terms, conditions, representations, warranties and covenants normal and appropriate for a transaction of the type contemplated, including, without limitation, those summarized in this LOI. Representations and warranties will survive consummation of the transaction, unless otherwise agreed to in the definitive agreement. The definite agreement will be prepared immediately and will be executed by August 31, 1997.

                        c. Pending the closing, each party and their agents,
                attorneys and representatives shall have full and free access to the properties, books and records or the other party (the confidentiality of which the party to whom disclosed agree to retain) for purposes of conducting investigations with copies of articles of incorporation, bylaws, minute book, business plans and shareholder list and other documents requested of each of ACC and Company.

                        d. The substance of any public announcement with respect
                to the Acquisition, other than notices required by law, shall be approved in advance by all parties.

                        e. Concurrently with the closing of the Acquisition, the
                Company will change its name to one chosen by ACC management. Company represents that its shareholders have already approved a name change.

                       f. Concurrently with the closing of the Acquisition, the
                 Company Board of Directors will be reconstituted to be comprised of persons nominated by the management of ACC.

                        g. Pending the closing of the Acquisition, ACC shall
                refrain from any discussions with other parties regarding the sale of ACC shares or assets.

                3. BROKERS. There are no brokers or finders involved with this transaction.

               4. EXPENSES. In the event of the termination of the Acquisition, including, upon the failure of the parties to execute a definite agreement by August 31, 1997, ACC and Company will each bear their respective costs and none of the parties shall have liability to any other party for any expense of any other party.

                 5. CONDUCT OF BUSINESS OF ACC AND COMPANY PENDING CLOSING. Until consummation or termination of the Acquisition, ACC and the Company will conduct business only in the ordinary course and none of the assets of ACC or Company shall be sold or disposed of except in the ordinary course of business.

                 6. NON-ENFORCEABLE AGREEMENT; COMPLIANCE WITH APPLICABLE LAWS. This LOI (except for Sections 2.c., 2.d, 2.g and 5) shall not constitute an enforceable agreement between the parties until such time as the definitive agreement is executed by the parties. All matters referred to in this LOI are conditioned upon compliance with federal and state securities laws and other applicable laws.

                 7. COUNTERPARTS. This LOI may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, all of such counterparts together shall constitute but one agreement.

                The undersigned concur with the matters set forth in the foregoing LOI.

                                       AMERICAN CUSTOM COMPONENTS


                                       By:  /s/signature
                                       ------------------------------


                                       RAINBOW BRIDGE SERVICES. INC.

                                       By:
                                       ------------------------------